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                                                                    EXHIBIT 10.2

                                 March 20, 2000


PennCorp Financial Group, Inc.
717 North Harwood Street
Dallas, Texas 75201
Attention: The Board of Directors

Gentleman:

                  Reference is made to (i) that certain offer letter dated March 15, 2000 (the "Offer Letter") pursuant to which Inverness/Phoenix Capital LLC ("Inverness"), Vicuna Advisors, L.L.C., in its capacity as investment manager to certain Delaware entities ("Vicuna"), Bernard Rapoport ("Rapoport") and John Sharpe ("Sharpe" and together with Inverness, Vicuna and Rapoport, the "Offerors") submitted an offer to recapitalize PennCorp Financial Group, Inc. (the "Company") as outlined in the Summary of Terms and Conditions attached thereto as Exhibit A, which is hereby revised and amended and attached hereto (the "Terms Summary"), (ii) that certain equity commitment letter of Rapoport, dated March 15, 2000 (the "Rapoport Letter"), (iii) that certain equity commitment letter of Sharpe, dated March 15, 2000 (the"Sharpe Letter") and (iv) that certain standby commitment letter of Inverness and Vicuna, dated March 15, 2000 (the "Standby Commitment Letter"). Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Terms Summary. This letter is intended to amend and supplement the Offer Letter, the Rapoport Letter, the Sharpe Letter and the Standby Commitment Letter.

                  The Offerors have conducted negotiations with the holders of the Company's 9.25% Senior Subordinated Notes (the "Notes") in an effort to garner their support for the Recapitalization. In furtherance thereof, the Offerors hereby agree that if (i) the holders of the Notes endorse the Recapitalization at the meeting of the Company's board of directors on March 21, 2000 and do not withdraw such support thereafter and (ii) the Company selects the Recapitalization as the Final Accepted Offer (as defined in the Offer Letter), then the initial deposit of $5,000,000 (the "Initial Deposit") paid by Inverness into an escrow account with Citibank, N.A., as the Escrow Agent, on March 15, 2000 pursuant to the terms of the Offer Letter and the Escrow Agreement, shall, notwithstanding anything to the contrary contained in the Offer Letter or the Escrow Agreement, be paid to the Company in the event that the Recapitalization has not been consummated by July 31, 2000 due to a failure of a condition set forth in the Terms Summary, the Rapoport Letter, the Sharpe Letter or the Standby Commitment Letter, other than (1) the failure of the Bankruptcy Court to approve the Recapitalization or (2) the failure of the Company to receive the proceeds of the New Senior Facility because of a "material adverse change" resulting from (A) the suspension of the trading in securities generally on the New York Stock Exchange or the American Stock Exchange, (B) the establishment of minimum or maximum prices on such exchange,
(C) declaration by the


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State of New York or United States authorities of a banking moratorium, (D) any material change in the general financial markets of the United States that in the reasonable judgement of the senior lenders under the New Senior Facility would materially and adversely affect the consummation of the Recapitalization,
(E) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (F) an outbreak or escalation of hostilities between the United States and any foreign power. If the Initial Deposit is paid to the Company pursuant to this letter, such payment shall be deemed an expense of Inverness incurred in connection with the Recapitalization, subordinate to all allowed unsecured claims against the Company, including the Notes.

                  Notwithstanding the foregoing, in the event that the Initial Deposit becomes payable to the Company pursuant to the terms of this letter as a result of the failure of the Company to receive the proceeds of the New Senior Facility, then, upon the election of the holders of a majority of the outstanding principal amount of the Notes in their sole discretion, the terms of the Notes will be revised to be consistent with the terms of the New Senior Facility (i.e. maturity, rate of interest and senior secured position) and such holders by delivery of a written notice thereof to the Offerors and the Company and the condition precedent contained in each of the Terms Summary, the Rapoport Letter, the Sharpe Letter and the Standby Commitment Letter that the Company shall have received the proceeds from the New Senior Facility shall, in each case, be deleted. In such event, the Initial Deposit shall be applied against the purchase price for New Common Stock purchased by Inverness pursuant to the Standby Underwriting Commitment upon consummation of the Recapitalization in accordance with the terms of the Escrow Agreement.

                  Please execute this letter in the space provided below to indicate the Company's acceptance of the offer of the Offerors, as set forth in the Offer Letter and as amended and modified by this letter.


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                                          Very truly yours,


                                          Inverness/Phoenix Capital, LLC

                                          By: /s/ JAMES C. COMIS
                                             ---------------------
                                          Its: Managing Director
                                              --------------------


                                          Vicuna Advisors, L.L.C.,
                                          as investment advisor

                                          By: /s/ JOSH WELCH
                                             ---------------------
                                          Its: Managing Member
                                              --------------------

                                              /s/ JOHN SHARPE
                                              -------------------------
                                              John Sharpe

                                              /s/ BERNARD RAPOPORT
                                              -------------------------
                                              Bernard Rapoport



Acknowledged:
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PennCorp Financial Group, Inc.

By: /s/ KEITH A. MAIB
   ---------------------
Its: President and Chief
     Executive Officer
    --------------------